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NEWS                                                                 EXHIBIT 99
                                                     MONSANTO
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FOR RELEASE IMMEDIATELY                              PUBLIC AFFAIRS
                                                     MONSANTO COMPANY
                                                     800 N. LINDBERGH
                                                     BOULEVARD
                                                     ST. LOUIS, MISSOURI 63167

                                                   MONSANTO TO CREATE
                                                   SEPARATE LIFE SCIENCES AND
                                                   CHEMICAL COMPANIES VIA
                                                   SPIN-OFF; ANNOUNCES RESERVE

    ST. LOUIS, Dec. 9, 1996--Monsanto Company's board of directors has approved a plan to spin off the company's chemical businesses and form two new separately traded, publicly held companies--a life sciences company with $5 billion in sales that serves the agriculture, food and health care markets, and a chemical company with $3 billion in revenues that makes and markets an array of high-performance, chemical-based products.

    ``Monsanto now houses two distinct businesses with critical differences in their markets, products, research needs, investment needs, and plans for growth,'' said Robert B. Shapiro, Monsanto chairman and chief executive officer. ``After careful consideration, we're convinced these businesses must operate separately to reach their maximum potential and thereby unlock significant value in both.

    ``Investors will be able to focus on the specific growth and value characteristics best suited to their investment philosophies,'' he added. ``Both businesses will begin their independent operations with the components for continued success already in place: financial resources, proven management and market-leading products.''

LIFE SCIENCES

    The life sciences company is built on products that serve the needs of the agriculture, food and health care markets. These include Roundup herbicide, the world's best selling agricultural product for weed control; Bollgard insect-protected cotton and Roundup Ready soybeans, the leading products in the first wave of plant biotechnology; NutraSweet brand sweetener, used in thousands of food and beverage products worldwide for better taste and fewer calories; Ambien, the best-selling prescription drug for the short-term treatment of insomnia; and Daypro and Arthrotec, two leading treatments for arthritis. In 1995, the businesses that now comprise the life sciences company generated approximately $700 million in operating income on sales of $5.3 billion.

    The life sciences company is based upon shared scientific and technological competencies applied to agriculture, nutrition and health.

    ``We're creating a new kind of company dedicated to meeting growing global needs for nutrition and health,'' Shapiro said. ``This will be a fast-moving, technology-driven, intensely competitive, global business that requires continuous innovation and unprecedented speed. We've begun to establish the culture and systems that will be required for sustained success.''

    Shapiro will lead the management team for life sciences as chairman and chief executive officer.

CHEMICALS

    The chemical businesses are proven competitors that hold the first or second position in many of their key markets. Among the individual products are nylon and acrylic fibers, including fiber for Wear-Dated carpets and

                                   (more)

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upholstery; Saflex plastic interlayer for automotive and architectural glass;
and phosphorus-based compounds used in specialty intermediates and personal care, industrial and institutional products.

    The chemical businesses also make and market specialty products, such as ingredients for coatings and adhesives; polymer modifiers, process chemicals and water treatment chemicals; and functional products, such as Therminol heat transfer fluids, Phos-Chek fire retardants and Skydrol aviation hydraulic fluids. In 1995, the current chemical businesses generated roughly $285 million in operating income on sales of $2.7 billion, with 40 percent of its sales outside the United States.

    ``The chemical businesses have done an outstanding job of continually reshaping their operations to improve earnings, reduce costs, increase productivity and provide excellent quality and service to their customers,'' Shapiro noted. ``As a new public company, they will immediately be more streamlined and flexible and have a lower cost structure, which will improve their already healthy cash flow. They will be effective, global competitors with leading positions in their industry.''

    The new chemical company will be led by Robert G. Potter as chairman and chief executive officer. Potter currently serves as an executive vice president for Monsanto and is responsible for the chemical group.

RESERVE AND NEXT STEPS

    The board of directors approved the spin-off after a thorough review of Monsanto's operations and of several options for the chemical and life sciences businesses. The board also approved a reserve in the range of $400 million to $600 million aftertax to cover costs associated with forming two new companies. The reserve includes severance packages for job reductions, asset and equipment write-offs, and consolidation of some manufacturing and offices. The exact amount of the reserve will be fixed at a later date.

    Current Monsanto employees will be selected into jobs in each of the new companies by the end of the first quarter of 1997. Those employees not assigned to one of the new companies will receive severance packages that offer financial assistance, extended benefits and health coverage, training and educational opportunities, and career counseling. Approximately 1,500 to 2,500 jobs worldwide, or 5 percent to 9 percent of the current workforce, will be eliminated.

    The spin-off is subject to shareowner approval and certain governmental approvals, including a ruling by the U.S. Internal Revenue Service that allows the transaction to be accomplished on a tax-free basis. If shareowners approve the spin-off, they will then receive pro rata shares in the chemical company in a special dividend. These shares will be in addition to those they now hold in Monsanto.

    The company will move as quickly as possible to complete the spin-off, with the intent to finish no later than the end of 1997. Until the spin-off is complete, the two organizations will operate separately within Monsanto, beginning early in 1997.

    It's expected that the capital structure of the chemical company will result in an investment grade credit rating from the first day of operation. The life sciences company is expected to maintain a strong credit rating.

St. Louis
120996


Note to editors: Roundup, Bollgard, Roundup Ready, NutraSweet, Ambien, Daypro, Arthrotec, Wear-Dated, Saflex, Therminol, Phos-Check and Skydrol are trademarks and service marks, owned or licensed by Monsanto Company and its subsidiaries.